                                                                    EXHIBIT 12.1
                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)




                                         Three Months Ended
                                              March 31,                                Year Ended December 31,
                                         --------------------       ------------------------------------------------------------
                                           1997        1996           1996          1995         1994       1993        1992
                                         --------    --------       --------      --------     ---------   -------    ---------
Net Earnings (Loss) from Operations      $ 25,561    $ 16,506       $ 79,384      $ 47,660     $  25,066   $ 4,412    $   (187)
Add:
    Interest Expense                       11,375       8,508         38,819        32,005         7,568       321         504
                                         --------    --------       --------      --------     ---------   -------    --------
Earnings as Adjusted                     $ 36,936    $ 25,014       $118,203      $ 79,665     $  32,634   $ 4,733    $    317
                                         =========   ========       ========      ========     =========   =======    ========

Fixed Charges:
    Interest Expense                     $ 11,375    $  8,508       $ 38,819      $ 32,005     $   7,568   $  321     $    504
    Capitalized Interest                    4,594       3,311         16,138         8,599         2,208       98          124
                                         --------    --------       --------      --------     ---------   ------     --------

         Total Fixed Charges             $ 15,969    $ 11,819       $ 54,957      $ 40,604     $   9,776   $  419     $    628
                                         ========    ========       ========      ========     =========   ======     ========

Ratio of Earnings (Loss) to
    Fixed Charges                           2.3         2.1            2.2           2.0           3.3      11.3        (a)
                                         ========    ========       ========      ========     =========   ======     ========

(a) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the year ended December 31, 1992 by $311,000.